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                                                                   EXHIBIT 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
CIRCOR International, Inc.

     We consent to the incorporation by reference in the registration statement on Form S-8 of CIRCOR International, Inc. of our report dated August 3, 1999 relating to the combined balance sheets of CIRCOR International, Inc. as of June 30, 1999 and 1998 and the related combined statements operations, cash flows and shareholder's equity for each of the years in the three-year period ended June 30, 1999, which report is included in the Registrant's Information Statement dated October 6, 1999 as filed with the Securities and Exchange Commission.


/s/ KPMG LLP

Boston, Massachusetts
November 17, 1999